As filed with the Securities and Exchange Commission on July 22, 2016

Registration No. 33-84558

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement

UNDER THE SECURITIES ACT OF 1933

KOHL’S CORPORATION
(Exact name of registrant as specified in its charter)

Wisconsin (State or other jurisdiction of incorporation or organization)	39-1630919 (I.R.S. Employer Identification No.)

N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin (Address of Principal Executive Offices)	53051 (Zip Code)

Kohl’s Department Stores, Inc. Savings Plan
(Full title of plan)

Jason J. Kelroy
Executive Vice President, General Counsel & Secretary
KOHL’S CORPORATION
N56 W17000 Ridgewood Drive,
Menomonee Falls, Wisconsin
53051
(262) 703-7000
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SHARES AND PLAN INTERESTS

KOHL’S CORPORATION (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Form S-8 with respect to the Registrant’s Registration Statement on Form S-8 (No. 33-84558), filed with the Securities and Exchange Commission on September 29, 1994 (the “Registration Statement”).

The Registration Statement originally registered shares and an indeterminate number of plan interests for employees who elected to invest contributions in the Registrant’s Common Stock Fund under the Kohl’s Department Stores, Inc. Savings Plan (the “401(k) Plan”).

Effective as of July 1, 2016, the Registrant amended the 401(k) Plan to terminate the option for employees to invest new contributions in the Registrant’s Common Stock Fund under the 401(k) Plan. The Registrant is therefore filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to deregister all such shares and plan interests under the 401(k) Plan that have not been issued.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menomonee Falls, Waukesha County, State of Wisconsin, on the 22nd day of July, 2016.

KOHL’S COPRORATION

By:	/s/ Jason J. Kelroy
Name:	Jason J. Kelroy
Title:	Executive Vice President, General Counsel & Secretary

The Plan.  Pursuant to the requirements of the Securities Act of 1933, the Administrative Committee of the Kohl’s Department Stores, Inc. Savings Plan has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menomonee Falls, Waukesha County, State of Wisconsin, on the 22nd day of July, 2016.

KOHL’S DEPARTMENT STORES, INC. SAVINGS PLAN

By:	/s/ Richard Schepp
Name:	Richard Schepp
Title:	Administrative Committee, Chairman

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